Exhibit 99.1

SUPPLEMENT

TO

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held on May 18, 2017

The date of this Supplement is May 10, 2017

On April 7, 2017, Medifast, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 18, 2017, at 4:30 p.m. EDT, at the Four Seasons Hotel Baltimore, 200 International Drive, Baltimore, Maryland 21202. As previously disclosed, the record date for determining the Company’s stockholders entitled to vote at the Annual Meeting has been fixed as the close of business on March 23, 2017. This Supplement supplements and amends the Proxy Statement in order to add information regarding Proposal 2 - approval of the Amended and Restated 2012 Share Incentive Plan (the “Plan”).

After making the Proxy Statement available to stockholders, we were informed by Institutional Shareholder Services (“ISS”) that the proposal to amend and restate the Plan received an unfavorable recommendation as determined by ISS. On May 9, 2017, after consideration of the ISS recommendation, the Company determined to make the following revisions to the Plan:

●           Reduction of Share Available under the Plan. Section 4(a) of the Plan is being amended to decrease the number of additional shares subject to the Plan from 1,000,000 to 600,000, resulting in a total of 1,600,000 shares of common stock authorized for issuance under the Plan and 696,023 that will be available for issuance under the Plan if stockholders approve the amendment and restatement of the Plan. The decrease in the number of shares available will reduce the total Plan costs and reduce the estimated Plan duration.

●           Include provision prohibiting payment of dividends or dividend equivalents on Unvested Awards. The Plan is being amended to add Section 7(e) to expressly prohibit the payment of dividends or dividend equivalents on unvested awards. While it is not the practice of the Company to pay dividends on unvested awards, the Plan previously did not prohibit the payment of dividends or dividend equivalents.

There are no other changes to the amendment to the Plan as described in the Proxy Statement.

The Company’s board of directors recommends that you vote, or give instruction to vote, “FOR” the Plan, as so amended and restated.

Any vote “FOR” or “AGAINST” or “ABSTAIN” that has been previously made will be counted, respectively, as a vote “FOR” or “AGAINST” the 2012 Plan as described above and in the Proxy Statement. If any stockholder has previously voted and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later late in the manner set forth in the Proxy Statement.

A copy of this supplement to the Proxy Statement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated May 10, 2017, and filed with the SEC on May 10, 2017. A copy of the Plan was filed as Exhibit 10.1 to such Form 8-K and is incorporated herein by reference.”